UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2026

APPLIFE DIGITAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-56144	82-4868628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Anacapa Street, Suite C, Santa Barbara, CA 93101

(Address of principal executive offices) (Zip Code)

(805) 500-3205

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 22, 2026, APPlife Digital Solutions, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with 104, LLC, a Nevada limited liability company (the “Investor”), and issued to the Investor a convertible promissory note dated October 22, 2026 in the principal amount of $60,000 (the “Note”) for a purchase price of $54,000. The principal amount includes an original issue discount of $6,000. The Investor funded the purchase price on October 26, 2026, and the transaction closed on that date. After the Investor withheld $3,500 for its legal fees and paid $3,780 to Craft Capital Management LLC, a registered broker-dealer, the Company received net proceeds of $46,720, which it intends to use for business development and general working capital.

The Note carries a one-time interest charge of 12% of the principal amount ($7,200), which was earned in full on the issue date, and matures on October 22, 2027. Any amount not paid when due bears default interest at the lesser of 16% per annum and the maximum rate permitted by law. The Note is an unsecured obligation of the Company.

Conversion. The Investor may convert all or any portion of the outstanding principal and interest into shares of the Company’s common stock at any time at a conversion price equal to 65% of the lowest traded price of the common stock during the 20 trading days immediately preceding the conversion date, subject to adjustment. If the average daily dollar trading volume of the common stock is less than $75,000 during four specified weekly periods in December 2026, or less than $150,000 during four specified weekly periods in March 2027, the 65% will be reduced to 50% from that point forward. This reduction is a pricing adjustment only and is not an event of default. The conversion price is also subject to reduction if the Company issues securities at a lower effective price, and the Investor may deduct a $1,750 fee from each conversion. The Investor may not convert to the extent it would beneficially own more than 4.99% of the outstanding common stock, which the Investor may increase to up to 9.99%. Because the conversion price is variable, the number of shares issuable on conversion is not presently determinable.

Share reserve. The Company has instructed its transfer agent to reserve 1,750,000 shares of common stock for issuance on conversion of the Note. The Company has agreed to maintain a reserve equal to three times the number of shares issuable on full conversion and, on the effective date of its next increase in authorized common stock, to increase the reserve by the greater of 7,100,000 shares and that amount, but not by more than the number of shares by which the authorized common stock is increased. On October 20, 2026, the Company filed a preliminary information statement on Schedule 14C relating to an increase in its authorized common stock from 20,000,000 to 990,000,000 shares.

Prepayment and use of other proceeds. During the first 180 days after issuance, the Company may prepay the Note on three trading days’ notice at 110% to 125% of the amount outstanding, depending on the date of prepayment. Beginning six months after issuance, if the Company receives cash proceeds from the issuance of equity or debt, from its equity line of credit, or from the sale of assets (other than in the ordinary course of business), the Investor may require the Company to apply up to 20% of those proceeds to repay the Note.

Events of default. The Note contains customary events of default, including failure to pay principal or interest when due, failure to deliver conversion shares or maintain the share reserve, breach of covenants or representations, and failure to remain current in the Company’s Exchange Act reports. Upon an event of default, the Note becomes immediately due and payable in an amount equal to 150% of the outstanding principal and interest, including default interest. The Purchase Agreement contains customary representations, warranties and covenants, including a most-favored-nation provision under which the Investor may adopt more favorable terms granted to other investors while the Note is outstanding.

The foregoing descriptions of the Purchase Agreement and the Note do not purport to be complete and are qualified in their entirety by reference to the forms of those documents, which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03. The Purchase Agreement and the Note were signed on October 22, 2026; the Company’s direct financial obligation under the Note arose on October 26, 2026, when the Investor funded the purchase price.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Note, and the shares of common stock issuable upon its conversion, were offered and sold to the Investor, an accredited investor, in a private transaction in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506(b) of Regulation D under the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Promissory Note, dated October 22, 2026, issued to 104, LLC
10.1	Form of Securities Purchase Agreement, dated October 22, 2026, between APPlife Digital Solutions, Inc. and 104, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIFE DIGITAL SOLUTIONS, INC.

Date: October 30, 2026	By: /s/ Michael Hill Name: Michael Hill Title: Chief Executive Officer (Principal Executive Officer)